Exhibit 10.5

Corn Sales Contract

Supplier: Jilin Hengchang Agricultural Development Co., Ltd.
Buyer: Liuzhou Zhuang Autonomous Region Grain Storage Center Liuzhou, Guangxi
Contract No.: YM20120508-01
Time of signature: May 8, 20121

1Species: yellow corn
2 Quantity: 75,000 tons.
3 Unit: RMB2770/ ton (price structure: dry food purchase price  RMB2320/ton + expenses RMB450/ton).
4 Delivery date: due to the limited storage capacity, the goods are temporarily stored in the supplier’s warehouse, supplier shall be responsible for the quantities and qualities of such goods, and shall not use it without buyer’s approval, or use such goods as collateral. The specific time of delivery shall be subject to the written notification of the buyer.
5 Quality standards: 2011 locally grown dry corns above the second class of national standard, capacity ≧ 685g / 1, impurity ≦1.0%, Moisture ≦14.0%, the remaining in accordance with the new national standard.
6 Methods and locations of examining and inspection: subject to inspections at the buyer’s dedicated railway line.
7 Delivery location and means of transport and the party responsible for the cost: Liuzhou Station(dedicated line of Liuzhou grain storage center), delivered by car plate, costs incurred prior to delivery shall be borne by the supplier, the costs incurred after delivery shall be borne by the buyer; the risk and loss from damage of goods prior to the arrival at the station shall be borne by the supplier (the recipient is Liuzhou Zhuang Autonomous Region Grain Storage Center)
8 Responsible parties for packaging standards, packaging supply and recycle: the supplier shall provide new woven bag free of charge and does not recycle, the bag is seamed with machine, the standard packing weight is 60 kg / bag.
9 The settlement quantity : the settlement quantity is determined by the buyer’s electronic scales. The buyer shall bear the transport loss below 3 ‰ and supplier shall bear the transport loss above 3 ‰.
10 The method of settlement: after signing the contract, the buyer shall make the payments as it receives the goods. After the contract is fully fulfilled, buyer shall settle the full payment. Supplier shall provide valid tax invoices.
11 Breach of contract: the economic contract is established in accordance with the law, and it has the legal effect. Both parties agree to fulfill their obligations in accordance to the terms of the contract; otherwise they shall bear the corresponding legal responsibility.
12 Methods of resolving contract disputes; any disputes shall be resolved through negotiations by both parties. If they cannot be solved through negotiations, both parties can proceed with litigation procedures at the local court of the observant party.

13 In case of any change on the terms of this contract, changes shall be subject to the supplemental agreement for both parties.
14 This contract has two original copies (fax copy is effective), buyer and supplier each holds one copy. The contract shall be effective from the date of signing by both parties.

Supplier（seal）: Jilin Hengchang
Agricultural Development Co., Ltd.
Address：No. 345 Dongsichang Road, Gongzhuling, Jilin
Legal representative：
Entrusted agent:
Telephone：0434-6277946
Fax：0434-6278415
Opening bank：
Opening account：
Buyer（seal）：Liuzhou Zhuang Autonomous Aegion Grain Storage Center Address：Liuzhou Guangxi Legal representative： Entrusted agent: Telephone：0772-3735272 Fax：0772-3735297 Opening bank： Opening account：